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                                            EXHIBIT 11

                            WELLS FARGO & COMPANY AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Quarter         Nine months
                                                 ended Sept. 30,     ended Sept. 30,
                                               -----------------     ---------------
(in millions)                                     1996      1995      1996      1995
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
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                    $  321    $  261    $  948    $  726
  Less preferred dividends                          19        10        47        31
                                                ------    ------    ------    ------
     Net income for calculating primary
        earnings per common share               $  302    $  251    $  901    $  695
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------

  Average common shares outstanding               93.7      47.9      78.8      49.2
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------

PRIMARY EARNINGS PER COMMON SHARE               $ 3.23    $ 5.23    $11.42    $14.14
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------

FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                    $  321    $  261    $  948    $  726
  Less preferred dividends                          19        10        47        31
                                                ------    ------    ------    ------
     Net income for calculating fully
        diluted earnings per common share       $  302    $  251    $  901    $  695
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------

  Average common shares outstanding               93.7      47.9      78.8      49.2
  Add exercise of options, warrants and
     share rights, reduced by the number
     of shares that could have been
     purchased with the proceeds from
     such exercise                                 1.6       1.0       1.6       1.1
                                                ------    ------    ------    ------
  Average common shares outstanding as adjusted   95.3      48.9      80.4      50.3
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------

FULLY DILUTED EARNINGS PER COMMON SHARE         $ 3.17    $ 5.12    $11.20    $13.83
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------
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(1) This presentation is submitted in accordance with Item 601(b)(11) of
    Regulation S-K.  This presentation is not required by
    APB Opinion No. 15, because it results in dilution of less than 3%.